UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
 (Amendment No. )

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MYLAN N.V.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mylan N.V.

Supplement to the Proxy Statement for the Annual General Meeting of Shareholders
 to be held on June 24, 2016

This proxy statement supplement (this “Proxy Supplement”) supplements, updates and amends the definitive proxy statement of Mylan N.V. (“Mylan” or the “Company”) filed with the Securities and Exchange Commission on May 25, 2016 (the “Proxy Statement”) regarding the annual general meeting of shareholders to be held on Friday, June 24, 2016 at 2:00 p.m. Central European Time (CET) at Hotel Okura Amsterdam, Ferdinand Bolstraat 333, 1072 LH Amsterdam, the Netherlands. The record date (registratiedatum) for the annual general meeting is May 27, 2016. The Proxy Statement was first mailed to shareholders of Mylan on or about May 25, 2016.

This Proxy Supplement contains important supplemental information to the Proxy Statement and should be read in conjunction with the Proxy Statement. Except as supplemented, updated or amended by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy in advance of the annual general meeting or in person at the annual general meeting. To the extent that information in this Proxy Supplement differs from, conflicts with, or updates information contained in the Proxy Statement, the information in this Proxy Supplement is more current and shall prevail.

At the annual general meeting, Mylan shareholders will be asked to vote on the appointment of directors; the adoption of the Dutch annual accounts for fiscal year 2015; the ratification of the selection of Deloitte & Touche LLP as Mylan’s independent registered public accounting firm for fiscal year 2016; the instruction to Deloitte Accountants B.V. for the audit of Mylan’s Dutch annual accounts for fiscal year 2016; the approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company; re-approval of the performance goals set forth in the Company’s 2003 Long Term Incentive Plan; and authorization of Mylan N.V.’s Board of Directors to acquire ordinary shares and preferred shares in the capital of Mylan (together, the “Proposals”).

This Proxy Supplement does not change the Proposals to be acted upon at the annual general meeting. Mylan is providing you with the following additional information in order to further assist you in voting your Mylan ordinary shares at the annual general meeting.

This Proxy Supplement is dated June 3, 2016 and is being made available to the shareholders of Mylan on June 3, 2016.

On June 3, 2016, the independent members of Mylan’s Board of Directors (the “Board”) unanimously approved the transition of Robert J. Coury to the role of Chairman of the Board of Mylan as a non-employee director effective as of the close of Mylan’s Annual General Meeting on June 24, 2016.

In his capacity as Chairman, Mr. Coury will continue to be actively focused on his role of providing the overall strategic leadership for the Company, consistent with Dutch law and the Company’s organizational documents.

Mr. Coury also will continue to be directly involved on behalf of the Board in any material transactions involving the Company, as well as in other matters considered significant by the Board, including providing guidance to the senior management team as well as interactions with shareholders.

During Mr. Coury’s leadership over approximately the last 15 years as both Executive Chairman and, prior to that role, as Chief Executive Officer, he has served as a key architect in helping Mylan become a global leader in the generic and specialty pharmaceutical industry with a leading and differentiated global operating platform and commercial infrastructure.

Mr. Coury, who has agreed with Mylan to remain in this role for at least the next five years, will more intently focus, with the Board and in collaboration with the senior executive management team, on the strategy for Mylan for the next decade and beyond.

As part of the agreement, Mylan and Mr. Coury also have agreed to extend the duration of Mr. Coury’s non-compete and other restrictive covenants.  Under Mr. Coury’s current employment agreement, the existing non-compete and other restrictive covenants would expire on the second anniversary of the date on which he becomes a non-employee director.  Mr. Coury will now remain subject to the non-compete and other restrictive covenants during the duration of his service as Chairman of the Board and for two years thereafter.

In connection with this transition, as consideration for Mr. Coury’s commitment to the continued leadership of Mylan as Chairman, the extension of Mr. Coury’s non-compete and other restrictive covenants described above and in lieu of the remaining consideration under his current employment agreement, Mr. Coury will receive a Chairman’s retainer equal to $450,000 per fiscal quarter, and, on June 24, 2016, will receive a one-time retention grant of 1,000,000 restricted stock units, 75% of which will vest on the third anniversary of the grant date and the remaining 25% will vest on the fifth anniversary of the grant date, in each case subject to Mr. Coury’s continued service as Chairman of the Board on such dates, or earlier upon Mr. Coury’s cessation of service as Chairman of the Board under certain circumstances.  Mylan will also provide or continue to provide Mr. Coury with certain indemnification rights.  Finally, the Board also determined that Mr. Coury’s continued service as Chairman of the Board through the end of the year will qualify for purposes of the vesting requirements of his cash incentive award granted in 2014.